(KIRKLAND’S LOGO)

News Release

Contact: Rennie Faulkner
Executive Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS FOURTH QUARTER RESULTS

JACKSON, Tenn. (March 10, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week and 52-week periods ended January 28, 2006.

Net sales for the 13 weeks ended January 28, 2006, increased 6.3% to $153.4 million from $144.3 million for the 13 weeks ended January 29, 2005. Comparable store sales for the fourth quarter of fiscal 2005 decreased 5.0% compared with a 4.2% decrease for the fourth quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $10.1 million, or $0.51 per diluted share, compared with $11.6 million, or $0.59 per diluted share, for the prior-year period.

Net sales for the 52 weeks ended January 28, 2006, increased 5.2% to $415.1 million from $394.4 million for the 52 weeks ended January 29, 2005. Comparable store sales for 2005 decreased 6.9% compared with a 5.0% decrease in the prior year. The Company reported net income of $229,000, or $0.01 per diluted share, for fiscal 2005 compared with $6.6 million, or $0.34 per diluted share, for the prior year.

Robert E. Alderson, Kirkland’s Chairman and Chief Executive Officer, said, “Our earnings for the fourth quarter were in line with the revised expectations we issued earlier this month. Consistent with the trends we have cited previously during the year, customer traffic was below our expectations, especially in our mall stores. Markdowns were heavier than in the prior year as we took steps to drive sales and clear less productive merchandise categories, most notably our seasonal assortment. We completed our store opening schedule by opening 14 stores during the quarter for a total of 59 stores for fiscal 2005, all of which are in off-mall venues.”

First Quarter and Fiscal 2006 Outlook

The Company issued guidance for the first quarter ending April 29, 2006, of a net loss of $0.14 to $0.17 per diluted share, compared with a net loss of $0.09 per diluted share in the prior-year period. Net sales are expected to be $90 million to $93 million, with a comparable store sales decrease of 4% to 7% compared with net sales of $84.7 million and a comparable store sales decrease of 10.4% in the prior-year period.

The Company expects to report earnings for fiscal 2006 in a range of $0.25 to $0.35 per diluted share, net sales of approximately $465 million to $480 million, and comparable store sales of -2% to +2%. During fiscal 2006, the Company expects to open 60 new stores and close 30 stores, or a net increase of 30 stores. The sales figures reflect a 53-week retail calendar for fiscal 2006 as compared to 52 weeks in fiscal 2005.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Fourth Quarter Results

March 10, 2006

Mr. Alderson commented, “Current business conditions lead us to a cautious sales outlook, especially for the first half of the year. Our merchandise team is working diligently to refine and improve the merchandise mix, targeting the areas of the assortment that have yet to resonate with our customers while capitalizing on the trends that have been successful.

“During fiscal 2006, we also intend to leverage on the transition of our store base from mall venues to off-mall venues. Comprising only 36% of our total sales in fiscal 2005, the off-mall group accounts for a much larger share of store-level profits, posts higher per store average volumes, and benefits from significantly lower occupancy costs. By the end of fiscal 2006, we would expect that off-mall locations will account for a majority of our store base for the first time.”

Investor Conference Call and Web Simulcast

Kirkland’s will conduct a conference call on March 10, 2006, at 11:00 a.m. EST to discuss the fourth quarter earnings release and other Company developments, including the outlook for fiscal 2006. The number to call for this interactive teleconference is (913) 981-5510. A replay of the conference call will be available until March 17, 2006, by dialing (719) 457-0820 and entering the passcode, 4740727.

Kirkland’s will also host a live broadcast of its conference call on March 10, 2006, at 11:00 a.m. EST online at the Company’s website, www.kirklands.com, as well as http://phx.corporate-ir.net/playerlink.zhtml?c=131653&s=wm&e=1194766. The webcast replay will follow shortly after the call and will continue until March 24, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 335 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2004. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter Results

March 10, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	January 28,	January 29,
	2006	2005
Net sales	$153,409	$144,302
Cost of sales	99,930	90,352

Gross profit	53,479	53,950
Operating expenses:
Other operating expenses	32,512	31,299
Depreciation and amortization	4,400	3,630
Non-cash stock compensation charge	—	(2)

Operating income	16,567	19,023
Interest expense:
Revolving line of credit	69	44
Amortization of debt issue costs	6	4
Interest income	(94)	(50)
Other income	(87)	(80)

Income before income taxes	16,673	19,105
Income tax provision	6,620	7,544

Net income	$10,053	$11,561

Earnings per share:
Basic	$0.52	$0.60

Diluted	$0.51	$0.59

Shares used to calculated earnings per share:
Basic	19,343	19,263

Diluted	19,567	19,566

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KIRK Reports Fourth Quarter Results

March 10, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	52 Weeks Ended
	January 28,	January 29,
	2006	2005
Net sales	$415,092	$394,429
Cost of Sales	289,622	267,638

Gross profit	125,470	126,791
Operating expenses:
Other operating expenses	109,944	103,046
Depreciation and amortization	15,319	12,055
Non-cash stock compensation charge	—	209

Operating income	207	11,481
Interest expense:
Revolving line of credit	222	412
Loss on early termination of indebtedness	—	364
Amortization of debt issue costs	22	147
Interest income	(184)	(96)
Other income	(288)	(233)

Income before income taxes	435	10,887
Income tax provision	206	4,298

Net income	$229	$6,589

Earnings per share:
Basic	$0.01	$0.34

Diluted	$0.01	$0.34

Shares used to calculated earnings per share:
Basic	19,318	19,231

Diluted	19,572	19,541

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KIRK Reports Fourth Quarter Results

March 10, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	January 28,	January 29,
	2006	2005
ASSETS
Cash and cash equivalents	$14,968	$17,912
Inventories, net	49,180	37,073
Income taxes receivable	—	2,124
Other current assets	8,683	7,543

Total current assets	72,831	64,652

Property and equipment, net	72,091	64,020
Other long-term assets	1,662	1,465

Total assets	$146,584	$130,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$—	$—
Accounts payable	24,231	22,199
Other current liabilities	18,942	14,936

Total current liabilities	43,173	37,135
Deferred income taxes	1,750	2,376
Deferred rent and other	35,253	25,506

Total liabilities	80,176	65,017

Total shareholders’ equity	66,408	65,120

Total liabilities and shareholders’ equity	$146,584	$130,137

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